EMPLOYMENT AGREEMENT
                        ASPAC COMMUNICATIONS, INC.
                          2049 Century Park East
                              Suite 1200
                      Los Angeles, California 90067
                              310/712-3288

Ms. Amy Ming Zhang
3701 Glendon Ave. #9
Los Angeles, CA 90034


Dear Ms. Zhang:

In consideration of the services rendered, ASPAC Communications, Inc. hereby grants 25,000 shares of its common stock, $.0001 par value, to you.



Sincerely yours,

/s/ Marc F. Mayeres
President